UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2009

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Certain presentation materials relating to Regions Financial Corporation’s (“Regions”) capital transactions are attached as Exhibit 99.2 and are incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 8.01	Other Events.

Announcement of Capital Raising Transactions

On May 20, 2009, Regions announced various capital raising transactions. The press release related to the transactions is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Regions hereby files as Exhibit 12.1 attached hereto and incorporates by reference herein a current computation of its ratio of earnings to fixed charges and preferred dividends.

Credit Ratings

On May 18, 2009, Regions’ senior notes, subordinated notes and junior subordinated notes were downgraded to Baa3, Ba1 and Ba2 from A3, Baa1 and Baa1, respectively, by Moody’s Investors Service. Regions Bank financial strength, long-term deposits and short-term deposits were downgraded to D+, Baa1 and P-2 from C+, A2 and P-1, respectively. Regions’ off-balance sheet arrangements include facilities supporting Variable Rate Demand Notes (“VRDNs”), including certain standby letters of credit and standby bond purchase agreements (also referred to as “liquidity facilities”). As of May 15, 2009, Regions’ VRDN portfolio included unfunded letters of credit of approximately $4.4 billion (net of participations) and unfunded liquidity facilities of approximately $0.3 billion. The downgrades of the short-term deposits increase the risk that the VRDNs will be subject to a failed remarketing, which would result in Regions funding up to $4.7 billion of which $4.4 billion would be classified as loans and $0.3 billion as available for sale securities. Also, as of May 15, 2009, Regions had excess balances in interest-bearing deposits in other banks of approximately $14 billion which would be more than sufficient to absorb such fundings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

99.1	Press Release dated May 20, 2009

99.2	Visual Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: May 20, 2009